Exhibit 1.1

UNDERWRITING AGREEMENT

March 20, 2012

Roth Capital Partners, LLC

      As the Representative of the

      Several underwriters named in Schedule I hereto

888 San Clemente Drive

Newport Beach, CA 92660

Ladies and Gentlemen:

Amerigon Incorporated, a Michigan corporation (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell (the “Offering”) to the several underwriters (the “Underwriters”) named in Schedule I hereto, for whom Roth Capital Partners, LLC is acting as representative (the “Representative”), an aggregate of 4,600,000 authorized but unissued shares (the “Underwritten Shares”) of the Company’s common stock, no par value (the “Common Stock”). The Company has granted the Underwriters the option to purchase an aggregate of up to 690,000 additional shares of Common Stock (the “Additional Shares”) as may be necessary to cover over-allotments made in connection with the Offering.

As the Representative, you have advised the Company (a) that you are authorized to enter into this Agreement on behalf of the several Underwriters, and (b) that the several Underwriters are willing, acting severally and not jointly, to purchase the numbers of Underwritten Shares set forth opposite their respective names in Schedule I, plus their pro rata portion of the Additional Shares if you elect to exercise the over-allotment option in whole or in part for the accounts of the several Underwriters. The Underwritten Shares and Additional Shares are collectively referred to as the “Shares.”

The Company and the Underwriters hereby confirm their agreement as follows:

1. Registration Statement and Final Prospectus. The Company has prepared and filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (File No. 333-176887) under the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations (the “Rules and Regulations”) of the Commission thereunder, and such amendments to such registration statement (including post effective amendments) as may have been required to the date of this Agreement. Such registration statement, as amended (including any post effective amendments), has been declared effective by the Commission. Such registration statement, as amended (including post effective amendments thereto), the exhibits and any schedules thereto and the documents and information otherwise incorporated by reference therein, deemed to be a part thereof or included therein by the Securities Act or otherwise pursuant to the Rules and Regulations, is herein called the “Registration Statement.” If the Company has filed or files an abbreviated registration statement in connection with the Shares pursuant to Rule 462(b) under the Securities Act (the “Rule 462 Registration Statement”), then any reference herein to the term Registration Statement shall include such Rule 462 Registration Statement. The Company will file with the Commission pursuant to Rule 430B and Rule 424 under the Securities Act a final prospectus supplement relating to the Shares to the form of prospectus included in the Registration Statement. Such prospectus in the form in which it appears in the Registration Statement is hereinafter called the “Base Prospectus,” and the final prospectus supplement as filed, along with the Base Prospectus, is hereinafter called the “Final Prospectus.” Such Final Prospectus, and any preliminary prospectus supplement or “red herring” filed with the Commission in connection with the transactions contemplated by this Underwriting Agreement along with the Base Prospectus, in the form in which they shall be filed with the Commission pursuant to Rule 424(b) under the Securities Act (including the Base Prospectus as so supplemented) is hereinafter called a “Prospectus.” Any reference herein to the Base Prospectus, the Final Prospectus or a Prospectus shall be deemed to include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act as of the date of such Prospectus.

For purposes of this Agreement, all references to the Registration Statement, the Rule 462 Registration Statement, the Base Prospectus, the Final Prospectus, any Prospectus or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to its Interactive Data Electronic Applications system. All references in this Agreement to financial statements and schedules and other information which is “described,” “contained,” “included” or “stated” in the Registration Statement, the Rule 462 Registration Statement, the Base Prospectus, the Final Prospectus or any Prospectus (or other references of like import) shall be deemed to mean and include all such financial statements, pro forma financial information and schedules and other information which is incorporated by reference in or otherwise deemed by the Rules and Regulations to be a part of or included in the Registration Statement, the Rule 462 Registration Statement, the Base Prospectus, the Final Prospectus or any Prospectus, as the case may be; and all references in this Agreement to amendments or supplements to the Registration Statement, the Rule 462 Registration Statement, the Base Prospectus, the Final Prospectus or any Prospectus shall be deemed to mean and include the subsequent filing of any document under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that is deemed to be incorporated therein by reference or otherwise deemed by the Rules and Regulations to be a part thereof.

2. Representations and Warranties Regarding the Offering.

(a) The Company represents and warrants to, and agrees with, the Underwriters, as of the date hereof and as of the Closing Date (as defined in Section 4(d) below), except as otherwise indicated, as follows:

(i) At each time of effectiveness, at the date hereof and at the Closing Date, the Registration Statement and any post-effective amendment thereto complied or will comply in all material respects with the requirements of the Securities Act and the Rules and Regulations and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Time of Sale Disclosure Package (as defined below) as of the date hereof and at the Closing Date, and the Final Prospectus, as amended or supplemented, at the time of filing pursuant to Rule 424(b) under the Securities Act and at the Closing Date, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties set forth in the two immediately preceding sentences shall not apply to statements in or omissions from the Registration Statement or any post-effective amendment thereto or the Final Prospectus in reliance upon, and in conformity with, written information furnished to the Company through the Representative by or on behalf of any Underwriter specifically for use in the preparation thereof. The Registration Statement (including each document incorporated by reference therein) contains all exhibits and schedules required to be filed by the Securities Act or the Rules and Regulations. No order preventing or suspending the effectiveness or use of the Registration Statement or any Prospectus is in effect and no proceedings for such purpose have been instituted or are pending, or, to the knowledge of the Company, are contemplated or threatened by the Commission. The term “Knowledge” as used in this Agreement shall mean actual knowledge of the Company’s officers after due and reasonable inquiry.

(ii) The documents incorporated by reference in the Registration Statement, the Time of Sale Disclosure Package and any Prospectus, when they became effective or were filed with the Commission, as the case may be, conformed in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, were filed on a timely basis with the Commission and none of such documents, when they were filed (or, if amendments to such documents were filed, when such amendments were filed), contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Any further documents so filed and incorporated by reference in the Registration Statement, the Time of Sale Disclosure Package or the Final Prospectus, when such documents are filed with the Commission, will conform in all material respects to the requirements of the Exchange Act, and will not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. As used in this paragraph and elsewhere in this Agreement, “Time of Sale Disclosure Package” means the Base Prospectus, the Prospectus most recently filed with the Commission before the time of this Agreement, including any preliminary prospectus supplement deemed to be a part thereof, each issuer free writing prospectus as defined in Rule 433 of the Securities Act (each, an “Issuer Free Writing Prospectus”) identified in Schedule II, and any description of the transaction provided by the Underwriter included on Schedule III, all considered together as of 5:00 a.m. pacific standard time on March 20, 2012 (the “Time of Sale”).

(iii) (A) The Company has not made, used, prepared, authorized, approved or referred to any Issuer Free Writing Prospectus in the sale of Shares, except for those Issuer Free Writing Prospectuses identified in Schedule II hereto. The Company has filed all Issuer Free Writing Prospectuses required to be so filed with the Commission, and no order preventing or suspending the effectiveness or use of any Issuer Free Writing Prospectus is in effect and no proceedings for such purpose have been instituted or are pending, or, to the knowledge of the Company, are contemplated or threatened by the Commission. When taken together with the rest of the Time of Sale Disclosure Package or the Final Prospectus, since its first use and at all relevant times since then, no Issuer Free Writing Prospectus has, does or will include (1) any untrue statement of a material fact or omission to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (2) information that conflicted, conflicts or will conflict with the information contained in the Registration Statement or the Final Prospectus. The representations and warranties set forth in the immediately preceding sentence shall not apply to statements in or omissions from the Time of Sale Disclosure Package, the Final Prospectus or any Issuer Free Writing Prospectus in reliance upon, and in conformity with, written information furnished to the Company through the Representative by or on behalf of any Underwriter specifically for use in the preparation thereof.

(B) Each Issuer Free Writing Prospectus satisfied, as of its issue date and at all subsequent times through the Prospectus Delivery Period, all other conditions as may be applicable to its use as set forth in Rules 164 and 433 under the Securities Act, including any legend, record-keeping or other requirements.

(iv) The financial statements of the Company, together with the related notes, included or incorporated by reference in the Registration Statement, the Time of Sale Disclosure Package and the Final Prospectus comply in all material respects with the requirements of the Securities Act and the Exchange Act and fairly present the financial condition of the Company, as of the dates indicated and the results of operations and changes in cash flows for the periods therein specified in conformity with generally accepted accounting principles consistently applied throughout the periods involved, except as otherwise noted therein; and the supporting schedules included in the Registration Statement present fairly the information required to be stated therein. No other financial statements, pro forma financial information or schedules are required under the Securities Act to be included or incorporated by reference in the Registration Statement, the Time of Sale Disclosure Package or the Final Prospectus. To the Company’s Knowledge, Grant Thornton LLP is an independent public accounting firm with respect to the Company within the meaning of the Securities Act and the Rules and Regulations.

(v) The Company had a reasonable basis for, and made in good faith, each “forward-looking statement” (within the meaning of Section 27A of the Securities Act or Section 21E of the Exchange Act) contained or incorporated by reference in the Registration Statement, the Time of Sale Disclosure Package or the Final Prospectus.

(vi) All statistical or market-related data included or incorporated by reference in the Registration Statement, the Time of Sale Disclosure Package or the Final Prospectus are based on or derived from sources that the Company reasonably believes to be reliable and accurate, and the Company has obtained the written consent to the use of such data from such sources, to the extent required.

(vii) The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is included or approved for inclusion on the Nasdaq Global Select Market (“NASDAQ”). There is no action pending to delist the Company’s shares of Common Stock from the NASDAQ, nor has the Company received any notification that NASDAQ is currently contemplating terminating such listing. When issued, the Shares will be listed on NASDAQ.

(viii) The Company has not taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

(ix) The Company is not an “ineligible issuer,” as defined in Rule 405 of the Securities Act. Subject to Section 5(e) below, the Company represents and warrants that it has not prepared or had prepared on its behalf or used or referred to any Issuer Free Writing Prospectus in connection with the Offering. Subject to Section 5(e) below, the Company has not distributed and the Company will not distribute, prior to the completion of the distribution of the Shares, any offering material in connection with the Offering other than the Time of Sale Disclosure Package, the Base Prospectus, the Final Prospectus, any Issuer Free Writing Prospectus identified in Schedule I hereto, the Registration Statement, and copies of the documents, if any, incorporated by reference therein. In addition, at the time of filing of the Registration Statement and at the date hereof, the Company had or has (A) a non-affiliate public float of (1) $150 million, or (2) $100 million and an annual trading volume of at least 3 million shares, (B) filed all the material required to be filed by the Company pursuant to the Exchange Act for a period of at least 36 calendar months, and (C) filed in a timely manner all reports required to be filed during the past 12 calendar months, and, in the case of (B) and (C), any portion of a month immediately preceding such dates. For purposes of this subsection (xi), “non-affiliate public float” shall mean the number of shares held by non-affiliates of the Company multiplied by the price at which the Common Stock was last sold before the filing of the Registration Statement or the Closing Date, as applicable, and “annual trading volume” shall mean the volume of Company stock traded in any continuous 12 month period ended within 60 days prior to the filing of the Registration Statement or the Closing Date, as applicable.

(x) The Company is not and, after giving effect to the Offering and sale of the Shares and the use of proceeds therefrom, will not be an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.

(xi) The Company was at the time of filing the Registration Statement, and at the time of filing any post-effective amendment thereto, eligible to use Form S-3 under the Securities Act.

(b) Any certificate signed by any officer of the Company and delivered to the Representative or to the Underwriters’ counsel shall be deemed a representation and warranty by the Company to the Underwriters as to the matters covered thereby.

3. Representations and Warranties Regarding the Company.

(a) The Company represents and warrants to and agrees with, the Underwriters, except as set forth in the Registration Statement, the Time of Sale Disclosure Package and the Final Prospectus, as follows:

(i) The Company and each of its subsidiaries has been duly organized and is validly existing as a corporation, limited liability company or, with respect to certain foreign subsidiaries, other form of entity, in good standing under the laws of its jurisdiction of incorporation or formation. The Company and each of its subsidiaries has the corporate, limited liability company or other applicable entity power and authority to own its properties and conduct its business as currently being carried on and as described in the Registration Statement, the Time of Sale Disclosure Package and the Final Prospectus, and is duly qualified to do business as a foreign entity in good standing in each jurisdiction in which it owns or leases real property or in which the conduct of its business makes such qualification necessary and in which the failure to so qualify would have or is reasonably likely to result in a material adverse effect upon the business, prospects, properties, operations, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, or in the Company’s ability to perform its obligations under this Agreement (a “Material Adverse Effect”).

(ii) The Company has the power and authority to enter into this Agreement and to authorize, issue and sell the Shares as contemplated by this Agreement. This Agreement has been duly authorized, executed and delivered by the Company, and constitutes a valid, legal and binding obligation of the Company, enforceable in accordance with its terms, except as rights to indemnity hereunder may be limited by federal or state securities laws and except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity.

(iii) The execution, delivery and performance of this Agreement and the consummation of the transactions herein contemplated will not (A) result in a breach or violation of any of the terms and provisions of, or constitute a default under, any law, rule or regulation to which the Company or any subsidiary is subject, or by which any property or asset of the Company or any subsidiary is bound or affected, (B) conflict with, result in any violation or breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, lease, credit facility, debt, note, bond, mortgage, indenture or other instrument (the “Contracts”) or obligation or other understanding to which the Company or any subsidiary is a party of by which any property or asset of the Company or any subsidiary is bound or affected except to the extent that such conflict, default, termination, amendment, acceleration or cancellation right is not reasonably likely to result in a Material Adverse Effect, or (C) result in a breach or violation of any of the terms and provisions of, or constitute a default under, the Company’s charter or bylaws.

(iv) Neither the Company nor any of its subsidiaries is in violation, breach or default under its certificate of incorporation, by-laws or other equivalent organizational or governing documents, except where the violation, breach or default in the case of a subsidiary of the Company is not reasonably likely to result in a Material Adverse Effect.

(v) All consents, approvals, orders, authorizations and filings required on the part of the Company and its subsidiaries in connection with the execution, delivery or performance of this Agreement have been obtained or made, other than such consents, approvals, orders and authorizations the failure of which to make or obtain is not reasonably likely to result in a Material Adverse Effect.

(vi) All of the issued and outstanding shares of capital stock of the Company are duly authorized and validly issued, fully paid and nonassessable, and have been issued in compliance with all applicable securities laws, and conform to the description thereof in the Registration Statement, the Time of Sale Disclosure Package and the Final Prospectus. Except for the Shares and the issuances of options or restricted stock in the ordinary course of business, since the respective dates as of which information is provided in the Registration Statement, the Time of Sale Disclosure Package or the Final Prospectus, the Company has not entered into or granted any convertible or exchangeable securities, options, warrants, agreements, contracts or other rights in existence to purchase or acquire from the Company any shares of the capital stock of the Company. The Shares, when issued, will be duly authorized and validly issued, fully paid and nonassessable, issued in compliance with all applicable securities laws, and free of preemptive, registration or similar rights.

(vii) Except as otherwise stated in the Registration Statement, in the Time of Sale Disclosure Package and in the Final Prospectus, there are no preemptive rights or other rights to subscribe for or to purchase, or any restriction upon the voting or transfer of, any shares of Common Stock pursuant to the Company’s certificate of incorporation, by-laws or any agreement or other instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound. Neither the filing of the Registration Statement nor the Offering or sale of the Shares as contemplated by this Agreement gives rise to any rights for or relating to the registration of any shares of Common Stock or other securities of the Company, other than such rights that have been waived.

(viii) Except as otherwise stated in the Registration Statement, in the Time of Sale Disclosure Package and in the Final Prospectus, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity.

(ix) Each of the Company and its subsidiaries has filed all foreign, federal, state and local returns (as hereinafter defined) required to be filed with taxing authorities prior to the date hereof or has duly obtained extensions of time for the filing thereof. Each of the Company and its subsidiaries has paid all taxes (as hereinafter defined) shown as due on such returns that were filed and has paid all taxes imposed on or assessed against the Company or such respective subsidiary. The provisions for taxes payable, if any, shown on the financial statements filed with or as part of the Registration Statement are sufficient for all accrued and unpaid taxes, whether or not disputed, and for all periods to and including the dates of such consolidated financial statements. Except as disclosed in writing to the Representative, (i) no issues have been raised (and are currently pending) by any taxing authority in connection with any of the returns or taxes asserted as due from the Company or its subsidiaries, and (ii) no waivers of statutes of limitation with respect to the returns or collection of taxes have been given by or requested from the Company or its subsidiaries. The term “taxes” mean all federal, state, local, foreign, and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatever, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto. The term “returns” means all returns, declarations, reports, statements, and other documents required to be filed in respect to taxes.

(x) Since the respective dates as of which information is given in the Registration Statement, the Time of Sale Disclosure Package or the Final Prospectus, (a) neither the Company nor any of its subsidiaries has incurred any material liabilities or obligations, direct or contingent, or entered into any material transactions other than in the ordinary course of business, (b) excluding dividends declared and paid with respect to the Company’s Series C Convertible Preferred Stock, the Company has not declared or paid any dividends or made any distribution of any kind with respect to its capital stock; (c) there has not been any change in the capital stock of the Company or any of its subsidiaries (other than a change in the number of outstanding shares of Common Stock due to the issuance of shares upon the exercise of outstanding options or warrants, the issuance of restricted stock awards or restricted stock units under the Company’s existing stock awards plan, any new grants thereof in the ordinary course of business or the issuance of shares to holders of Series C Convertible Preferred Stock in redemption thereof or in lieu of dividends thereon), (d) there has not been any change in the Company’s long-term or short-term debt, and (e) there has not been the occurrence of any other adverse event, provided, however, that none of the following, in and of itself or themselves shall constitute a Material Adverse Effect: (i) changes in the economy or financial markets generally in North America, Europe or Asia or changes that are the result of acts of war or terrorism, (ii) changes that are the result of factors generally affecting the industries in which the Company operates provided that no such factors shall have a disproportionate impact on the Company, (iii) a decline in the price of the Common Stock on NASDAQ, or any other trading market that the Common Stock is traded on; provided, the exception in this clause (iii) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline has resulted in, or contributed to, a Material Adverse Effect provided, further, that none of the foregoing shall affect any of the conditions of the Underwriters’ obligations set forth in Section 6.

(xi) There is not pending or, to the knowledge of the Company, threatened, any action, suit or proceeding to which the Company or any of its subsidiaries is a party or of which any property or assets of the Company is the subject before or by any court or governmental agency, authority or body, or any arbitrator or mediator, which is reasonably likely to result in a Material Adverse Effect.

(xii) The Company and each of its subsidiaries holds, and is in compliance with, all franchises, grants, authorizations, licenses, permits, easements, consents, certificates and orders (“Permits”) of any governmental or self-regulatory agency, authority or body required for the conduct of its business, and all such Permits are in full force and effect, in each case except where the failure to hold, or comply with, any of them is not reasonably likely to result in a Material Adverse Effect.

(xiii) The Company and its subsidiaries have good and marketable title to all owned property (whether real or personal) described in the Registration Statement, the Time of Sale Disclosure Package and the Final Prospectus as being owned by them that are material to the business of the Company, in each case free and clear of all liens, claims, security interests, other encumbrances or defects, except those that have been disclosed in the Registration Statement, the Time of Sale Disclosure Package and the Final Prospectus or those not reasonably likely to result in a Material Adverse Effect. The property held under lease by the Company and its subsidiaries is held by them under valid, subsisting and enforceable leases with only such exceptions with respect to any particular lease as do not interfere in any material respect with the conduct of the business of the Company and its subsidiaries.

(xiv) The Company and each of its subsidiaries owns or possesses or has valid right to use all patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses, inventions, trade secrets and similar rights (“Intellectual Property”) necessary for the conduct of the business of the Company and its subsidiaries as currently carried on and as described in the Registration Statement, the Time of Sale Disclosure Package and the Final Prospectus. To the knowledge of the Company, no action or use by the Company or any of its subsidiaries will involve or give rise to any infringement of, or license or similar fees for, any Intellectual Property of others, except where such action, use, license or fee is not reasonably likely to result in a Material Adverse Effect. Neither the Company nor any of its subsidiaries has received any notice alleging any such infringement or fee.

(xv) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United States and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed in the Registration Statement, in the Time of Sale Disclosure Package and in the Final Prospectus, the Company’s

internal control over financial reporting is effective and none of the Company, its board of directors and audit committee is aware of any “significant deficiencies” or “material weaknesses” (each as defined by the Public Company Accounting Oversight Board) in its internal control over financial reporting, or any fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the Company’s internal controls; and since the end of the latest audited fiscal year, there has been no change in the Company’s internal control over financial reporting (whether or not remediated) that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The Company’s board of directors has, validly appointed an audit committee to oversee internal accounting controls whose composition satisfies the applicable requirements of the applicable stock exchange rules (the “Exchange Rules”) and the Company’s board of directors and/or the audit committee has adopted a charter that satisfies the requirements of the Exchange Rules.

(xvi) The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-14 and 15d-14 under the Exchange Act) and such controls and procedures are designed to reasonably ensure that material information relating to the Company, including its subsidiaries, that is required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is made known to the principal executive officer and the principal financial officer; however, our management has concluded that our disclosure controls and procedures were not, as of December 31, 2011, effective to provide reasonable assurance that the information required to be disclosed by us in the reports we file or submit under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the Commission’s rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

(xvii) The Company and each of its subsidiaries has complied with, is not in violation of, and has not received any notice of violation relating to any law, rule or regulation relating to the conduct of its business, or the ownership or operation of its property and assets, including, without limitation, (A) the Currency and Foreign Transactions Reporting Act of 1970, as amended, or any money laundering laws, rules or regulations, (B) any laws, rules or regulations related to health, safety or the environment, including those relating to the regulation of hazardous substances, (C) the Sarbanes-Oxley Act and the rules and regulations of the Commission thereunder, (D) the Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder, and (E) the Employment Retirement Income Security Act of 1974 and the rules and regulations thereunder, in each case except where the failure to be in compliance is not reasonably likely to result in a Material Adverse Effect.

(xviii) Neither the Company nor any of its subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, representative, agent or affiliate of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the Offering of the Shares contemplated hereby, or lend, contribute or otherwise make available such proceeds to any person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(xix) The Company and each of its subsidiaries carries, or is covered by, insurance in such amounts and covering such risks as is adequate for the conduct of its business and the value of its properties and as is customary for companies engaged in similar businesses in similar industries.

(xx) Each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for which the Company or any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”)) would have any liability (each, a “Plan”) has been maintained in compliance in all material respects with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code; (ii) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan excluding transactions effected pursuant to a statutory or administrative exemption; (iii) for each Plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no “accumulated funding deficiency” as defined in Section 412 of the Code, whether or not waived, has occurred or is reasonably expected to occur; (iv) the fair market value of the assets of each Plan exceeds the present value of all benefits accrued under such Plan (determined based on those assumptions used to fund such Plan); (v) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur; and (vi) neither the Company nor any member of the Controlled Group has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA in respect of a Plan (including a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA).

(xxi) No labor dispute with the employees of the Company or any of its subsidiaries exists or, to the Knowledge of the Company, is imminent that is reasonably likely to result in a Material Adverse Effect.

(xxii) Neither the Company, its subsidiaries nor, to its Knowledge, any other party is in violation, breach or default of any Contract that is reasonably likely to result in a Material Adverse Effect.

(xxiii) No supplier, customer, distributor or sales agent of the Company has notified the Company that it intends to discontinue or decrease the rate of business done with the Company, except where such decrease is not reasonably likely to result in a Material Adverse Effect.

(xxiv) There are no claims, payments, issuances, arrangements or understandings for services in the nature of a finder’s, consulting or origination fee with respect to the introduction of the Company to the Underwriters or the sale of the Shares hereunder or any other arrangements, agreements, understandings, payments or issuances with respect to the Company that may affect the Underwriters’ compensation, as determined by FINRA.

(xxv) Except as disclosed to the Representative in writing, the Company has not made any direct or indirect payments (in cash, securities or otherwise) to (i) any person, as a finder’s fee, investing fee or otherwise, in consideration of such person raising capital for the Company or introducing to the Company persons who provided capital to the Company, (ii) any FINRA member, or (iii) any person or entity that has any direct or indirect affiliation or association with any FINRA member within the 12-month period prior to the date on which the Registration Statement was filed with the Commission (“Filing Date”) or thereafter.

(xxvi) To the Company’s Knowledge, no (i) officer or director of the Company or its subsidiaries, (ii) owner of 5% or more of the Company’s unregistered securities or that of its subsidiaries or (iii) owner of any amount of the Company’s unregistered securities acquired within the 180-day period prior to the Filing Date, has any direct or indirect affiliation or association with any FINRA member. The Company will advise the Representative and the Underwriters’ counsel if it becomes aware that any officer, director or stockholder of the Company or its subsidiaries is or becomes an affiliate or associated person of a FINRA member participating in the Offering.

(xxvii) Other than the Underwriters, no person has the right to act as a placement agent, underwriter or as a financial advisor in connection with the sale of the Shares contemplated hereby.

4. Purchase, Sale and Delivery of Shares.

(a) On the basis of the representations, warranties and agreements herein contained, and subject to the terms and conditions herein set forth, the Company agrees to issue and sell the Underwritten Shares to the Underwriters, and the Underwriters agree, severally and not jointly, to purchase the Underwritten Shares. The purchase price for each Underwritten Share shall be $14.335 per share (the “Per Share Price”), as shown on Schedule III.

(b) The Company hereby grants to the Underwriters the option to purchase some or all of the Additional Shares and, upon the basis of the warranties and representations and subject to the terms and conditions herein set forth, the Underwriters shall have the right to purchase, severally and not jointly, all or any portion of the Additional Shares at the Per Share Price as may be necessary to cover over-allotments made in connection with the transactions contemplated hereby. This option may be exercised by the Representative at any time (but not more than once) on or before the thirtieth day following the date hereof, by written notice to the Company (the “Option Notice”). The Option Notice shall set forth the aggregate number of Additional Shares as to which the option is being exercised, and the date and time when the Additional Shares are to be delivered (such date and time being herein referred to as the “Option Closing Date”); provided, however, the Option Closing Date shall not be earlier than the Closing Date or, with respect to any Additional Shares to be delivered after the Closing Date, no earlier than the third or later than the fifth business day after the date of such notice unless the Representative and the Company otherwise agree in writing.

(c) Payment of the purchase price for and delivery of the Additional Shares shall be made at the Option Closing Date in the same manner and at the same office as the payment for the Underwritten Shares as set forth in subparagraph (d) below.

(d) The Underwritten Shares will be delivered by the Company to the Representative against payment of the purchase price therefor by wire transfer of same day funds payable to the order of the Company at the offices of Roth Capital Partners, LLC, 888 San Clemente Drive, Newport Beach, CA 92660, or such other location as may be mutually acceptable, at 6:00 a.m. pacific standard time, on the third (or if the Underwritten Shares are priced, as contemplated by Rule 15c6-1(c) under the Exchange Act, after 4:30 p.m. Eastern time, the fourth) full business day following the date hereof, or at such other time and date as the Representative and the Company determine pursuant to Rule 15c6-1(a) under the Exchange Act, or, in the case of the Additional Shares, at such date and time set forth in the Option Notice. The time and date of delivery of the Underwritten Shares or the Additional Shares, as applicable, is referred to herein as the “Closing Date.” Delivery of the Underwritten Shares and Additional Shares shall be made by credit through full fast transfer to the account at The Depository Trust Company designated by the Representative.

5. Covenants. The Company covenants and agrees with the Underwriters as follows:

(a) During the period beginning on the date hereof and ending on the later of the Closing Date or such date as determined by the Representative that the Final Prospectus is no longer required by law to be delivered in connection with sales by an underwriter or dealer (the “Prospectus Delivery Period”), prior to amending or supplementing the Registration Statement, including any Rule 462 Registration Statement, the Time of Sale Disclosure Package or the Final Prospectus, the Company shall furnish to the Representative for review and comment a copy of each such proposed amendment or supplement, and the Company shall not file any such proposed amendment or supplement to which the Representative reasonably objects.

(b) From the date of this Agreement until the end of the Prospectus Delivery Period, the Company shall promptly advise the Representative in writing (A) of the receipt of any comments of, or requests for additional or supplemental information from, the Commission, (B) of the time and date of any filing of any post-effective amendment to the Registration Statement or any amendment or supplement to the Time of Sale Disclosure Package, the Final Prospectus or any Issuer Free Writing Prospectus, (C) of the time and date that any post-effective amendment to the Registration Statement becomes effective and (D) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending its use or the use of the Time of Sale Disclosure Package, the Final Prospectus or any Issuer Free Writing Prospectus, or of any proceedings to remove, suspend or terminate from listing or quotation the Common Stock from any securities exchange upon which it is listed for trading or included or designated for quotation, or of the threatening or initiation of any proceedings for any of such purposes. If the Commission shall enter any such stop order at any time during the Prospectus Delivery Period, the Company will use its reasonable efforts to obtain the lifting of such order at the earliest possible moment. Additionally, the Company agrees that it shall comply with the provisions of Rules 424(b), 430A and 430B, as applicable, under the Securities Act and will use its reasonable efforts to confirm that any filings made by the Company under Rule 424(b) or Rule 433 were received in a timely manner by the Commission (without reliance on Rule 424(b)(8) or Rule 164(b) of the Securities Act).

(c) (i) During the Prospectus Delivery Period, the Company will comply with all requirements imposed upon it by the Securities Act, as now and hereafter amended, and by the Rules and Regulations, as from time to time in force, and by the Exchange Act, as now and hereafter amended, so far as necessary to permit the continuance of sales of or dealings in the Shares as contemplated by the provisions hereof, the Registration Statement, the Time of Sale Disclosure Package and the Final Prospectus. If during such period any event occurs the result of which would cause the Final Prospectus (or if the Final Prospectus is not yet available to prospective purchasers, the Time of Sale Disclosure Package) to include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances then existing, not misleading, or if during such period it is necessary or appropriate in the opinion of the Company or its counsel or the Representative or the Underwriters’ counsel to amend the Registration Statement or supplement the Final Prospectus (or if the Final Prospectus is not yet available to prospective purchasers, the Time of Sale Disclosure Package) to comply with the Securities Act or to file under the Exchange Act any document that would be deemed to be incorporated by reference in the Final Prospectus in order to comply with the Securities Act or the Exchange Act, the Company will promptly notify the Representative and will amend the Registration Statement or supplement the Final Prospectus (or if the Final Prospectus is not yet available to prospective purchasers, the Time of Sale Disclosure Package) or file such document (at the expense of the Company) so as to correct such statement or omission or effect such compliance.

(ii) During the Prospectus Delivery Period, if at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development the result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement or any Prospectus or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, the Company will promptly notify the Representative and will promptly amend or supplement, at its own expense, such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(d) The Company shall take or cause to be taken all necessary action to qualify the Shares for sale under the securities laws of such jurisdictions as the Representative reasonably designates and to continue such qualifications in effect so long as required for the distribution of the Shares, except that the Company shall not be required in connection therewith to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified, to execute a general consent to service of process in any state or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise subject.

(e) The Company covenants that it will not, unless it obtains the prior written consent of the Representative, make any offer relating to the Shares that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405 of the Securities Act) required to be filed by the Company with the

Commission or retained by the Company under Rule 433 of the Securities Act. In the event that the Representative expressly consents in writing to any such free writing prospectus (a “Permitted Free Writing Prospectus”), the Company covenants that it shall (i) treat each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus, and (ii) comply with the requirements of Rule 164 and 433 of the Securities Act applicable to such Permitted Free Writing Prospectus, including in respect of timely filing with the Commission, legending and record keeping.

(f) The Company will furnish to the Representative and counsel for the Underwriters copies of the Registration Statement, each Prospectus, any Issuer Free Writing Prospectus, and all amendments and supplements to such documents, in each case as soon as available and in such quantities as the Representative may from time to time reasonably request.

(g) The Company will make generally available to its security holders as soon as practicable, but in any event not later than 15 months after the end of the Company’s current fiscal quarter, an earnings statement (which need not be audited) covering a 12-month period that shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 of the Rules and Regulations.

(h) The Company will not take, directly or indirectly, during the Prospectus Delivery Period, any action designed to or which might reasonably be expected to cause or result in, or that has constituted, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

(i) Whether or not the transactions contemplated hereunder are consummated, the Company will pay or cause to be paid (A) all expenses (including transfer taxes allocated to the respective transferees) incurred in connection with the delivery to the Underwriters of the Shares, (B) all expenses and fees (including, without limitation, fees and expenses of the Company’s counsel) in connection with the preparation, printing, filing, delivery, and shipping of the Registration Statement (including the financial statements therein and all amendments, schedules, and exhibits thereto), the Shares, the Time of Sale Disclosure Package, any Prospectus (including the Final Prospectus), any Issuer Free Writing Prospectus and any amendment thereof or supplement thereto, (C) all reasonable filing fees and reasonable fees and disbursements of the Underwriters’ counsel incurred in connection with the qualification of the Shares for offering and sale by the Underwriters or by dealers under the securities or blue sky laws of the states and other jurisdictions that the Representative shall designate, (D) the fees and expenses of any transfer agent or registrar, (E) listing fees, if any, and (F) all other costs and expenses incident to the performance of the Company’s obligations hereunder that are not otherwise specifically provided for herein. Except for reimbursement from the Company of any of the fees and costs described in (A) through (F) above that are paid by the Underwriters, and notwithstanding any other provision hereof, the Underwriters will pay all of their own fees and costs in connection with the transactions described herein, including, without limitation, the Underwriters’ attorneys fees and costs, any transfer taxes on the resale of any Shares by the Underwriters and any marketing, advertising and “road show” expenses incurred by the Underwriters. If this Agreement is terminated for any reason, neither the Company nor any Underwriter shall be entitled to any reimbursement of fees or expenses from the other, except for those reimbursements expressly described in this Section 5(i).

(j) The Company intends to apply the net proceeds from the sale of the Shares to be sold by it hereunder for the purposes set forth in the Time of Sale Disclosure Package and in the Final Prospectus.

(k) The Company hereby agrees that, without the prior written consent of the Representative, it will not, during the period ending on and including the 90th day after the date hereof (as the same may be extended as described below, the “Lock-Up Period”), (i) offer, pledge, issue, sell, contract to sell, purchase, contract to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock; or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise; or (iii) file any registration statement with the Commission relating to the offering of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock. The restrictions contained in the preceding sentence shall not apply to (1) the Shares to be sold hereunder, (2) the issuance of Common Stock upon the exercise of options or warrants disclosed as outstanding in the Registration Statement (excluding exhibits thereto) or the Final Prospectus, (3) the issuance of employee stock options not exercisable during the Lock-Up Period and the grant of restricted stock awards or restricted stock units pursuant to equity incentive plans described in the Registration Statement (excluding exhibits thereto) and the Final Prospectus and (4) the issuance of Common Stock upon the conversion or redemption of the Company’s Series C Convertible Preferred Stock. Notwithstanding the foregoing, if (x) the Company issues an earnings release or material news, or a material event relating to the Company occurs, during the last 17 days of the Lock-Up Period, or (y) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Lock-Up Period, the restrictions imposed by this clause shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless the Representative waives such extension in writing; provided, however, that this sentence shall not apply if (A) the Company meets the applicable requirements of Rule 139(a)(1) under the Securities Act in the manner contemplated by NASD Conduct Rule 2711(f)(4) (B) the Company’s securities are “actively traded” as defined in Rule 101(c)(1) of Regulation M of the Exchange Act and (C) the provisions of NASD Conduct Rule 2711(f)(4) do not restrict the publication or distribution, by the Underwriters, of any research reports relating to the Company during the 15 days before or after the last day of the Lock-up Period (before giving effect to such extension).

6. Conditions of Underwriters’ Obligations. The respective obligations of the several Underwriters hereunder to purchase the Shares are subject to the accuracy, as of the date hereof and at the applicable Closing Date (as if made at the Closing Date), of and compliance with all representations, warranties and agreements of the Company contained herein, the performance by the Company of its obligations hereunder and the following additional conditions:

(a) If filing of a Prospectus, or any amendment or supplement thereto, is required under the Securities Act or the Rules and Regulations, the Company shall have filed such Prospectus (or such amendment or supplement) or such Issuer Free Writing Prospectus with the Commission in the manner and within the time period so required (without reliance on Rule 424(b)(8) or Rule 164(b) under the Securities Act); the Registration Statement shall remain effective; no stop order suspending the effectiveness of the Registration Statement or any part thereof, any Rule 462 Registration Statement, or any amendment thereof, nor suspending or preventing the use of the Time of Sale Disclosure Package, the Final Prospectus or any Issuer Free Writing Prospectus shall have been issued; no proceedings for the issuance of such an order shall have been initiated or threatened; any request of the Commission for additional information (to be included in the Registration Statement, the Time of Sale Disclosure Package, the Final Prospectus, or otherwise) shall have been complied with to the Representative’s satisfaction.

(b) FINRA shall have raised no objection to the fairness and reasonableness of the underwriting terms and arrangements.

(c) The Representative shall not have reasonably determined and advised the Company that the Registration Statement, the Time of Sale Disclosure Package, the Final Prospectus (or any amendment thereof or supplement thereto) or any Issuer Free Writing Prospectus contains an untrue statement of fact which, in the Representative’s reasonable opinion, is material, or omits to state a fact which, in the Representative’s reasonable opinion, is material and is required to be stated therein or necessary to make the statements therein not misleading.

(d) On or after the date hereof (i) no downgrading shall have occurred in the rating accorded any of the Company’s securities by any “nationally recognized statistical organization,” as that term is defined by the Commission for purposes of Rule 436(g)(2) under the Securities Act, and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the Company’s securities.

(e) On the applicable Closing Date, there shall have been furnished to the Representative the opinion and negative assurance letter of Honigman, Miller, Schwartz and Cohn LLP, counsel for the Company, dated the applicable Closing Date and addressed to the Representative, in form and substance reasonably satisfactory to the Representative, to the effect set forth in Schedule IV.

(f) On the applicable Closing Date, there shall have been furnished to the Representative the negative assurance letter of Goodwin Procter LLP, counsel for the Underwriters, dated the applicable Closing Date and addressed to the Underwriters, in form and substance reasonably satisfactory to the Representative.

(g) At the time of execution of this Agreement, the Representative shall have received a letter from Grant Thornton LLP, addressed to the Underwriters, executed and dated such date, confirming that they are independent public accountants within the meaning of the Securities Act and are in compliance with the applicable requirements relating to the qualifications of accountants under Rule 2-01 of Regulation S-X of the Commission, and confirming, as of the date of such letter (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Time of Sale Disclosure Package, as of a date not more than three business days prior to the date of such letter), the conclusions and findings of said firm, of the type ordinarily included in accountants’ “comfort letters” to underwriters, with respect to the financial information, including any financial information contained in Exchange Act Reports filed by the Company or incorporated by reference in the Registration Statement, the Time of Sale Disclosure Package and the Prospectus, and other matters required by the Representative.

(h) On the effective date of any post-effective amendment to the Registration Statement and on the applicable Closing Date, the Representative shall have received a letter (the “Bring-down Letter”) from Grant Thornton LLP, addressed to the Underwriters and dated the applicable Closing Date, confirming, as of the date of each such Bring-down Letter (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Time of Sale Disclosure Package, as of a date not more than three business days prior to the date of such Bring-down Letter), the conclusions and findings of said firms, of the type ordinarily included in accountants’ “comfort letters” to underwriters, with respect to the financial information, and other matters covered by its letter delivered to the Representative concurrently with the execution of this Agreement pursuant to paragraph (g) of this Section 6.

(i) On the applicable Closing Date, there shall have been furnished to the Representative a certificate, dated the applicable Closing Date and addressed to the Underwriters, signed by the chief executive officer and the chief financial officer of the Company, in their capacity as officers of the Company, to the effect that:

(i) The representations and warranties of the Company in this Agreement are true and correct, in all material respects (other than those representations and warranties that are qualified as to materiality, which are true and correct in all respects), as if made at and as of the applicable Closing Date, and the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the applicable Closing Date;

(ii) No stop order or other order (A) suspending the effectiveness of the Registration Statement or any part thereof or any amendment thereof, (B) suspending the qualification of the Shares for offering or sale, or (C) suspending or preventing the use of the Time of Sale Disclosure Package, the Final Prospectus or any Issuer Free Writing Prospectus has been issued, and no proceeding for that purpose has been instituted or, to their Knowledge, is contemplated by the Commission or any state or regulatory body; and

(iii) There has been no occurrence of any event resulting or reasonably likely to result in a Material Adverse Effect during the period from and after the date of this Agreement and prior to the applicable Closing Date.

(j) On or before the date hereof, the Representative shall have received duly executed “lock-up” agreements, in a form attached as Exhibit A hereto, between the Representative and the individuals listed on Schedule V.

(k) The Common Stock shall be registered under the Exchange Act and shall be listed on NASDAQ, and the Company shall not have taken any action designed to terminate, or likely to have the effect of terminating, the registration of the Common Stock under the Exchange Act or delisting or suspending from trading the Common Stock from NASDAQ, nor shall the Company have received any information suggesting that the Commission is contemplating terminating such registration or listing.

(l) The Company shall have furnished to the Representative and counsel for the Underwriters such additional documents, certificates and evidence as the Representative or counsel for the Underwriters may have reasonably requested.

If any condition specified in this Section 6 shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Representative by notice to the Company at any time at or prior to the applicable Closing Date and such termination shall be without liability of any party to any other party, except that Section Section 7 and Section 8 shall survive any such termination and remain in full force and effect.

7. Indemnification and Contribution.

(a) The Company agrees to indemnify, defend and hold harmless each Underwriter, its affiliates, directors and officers and employees, and each person, if any, who controls any Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any losses, claims, damages or liabilities, joint or several, to which such Underwriter or such person may become subject, under the Securities Act or otherwise (including in settlement of any litigation if such settlement is effected with the written consent of the Company), insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, including the information deemed to be a part of the Registration Statement at the time of effectiveness and at any subsequent time pursuant to Rules 430A and 430B of the Rules and Regulations, the Time of Sale Disclosure Package, the Final Prospectus, or any amendment or supplement thereto (including any documents filed under the Exchange Act and deemed to be incorporated by reference into the Registration Statement or the Final Prospectus), or any Issuer Free Writing Prospectus or in any materials or information provided to investors by, or with the written approval of, the Company in connection with the marketing of the Offering of the Shares, including any roadshow or investor presentations (whether in person or electronically) (“Marketing Materials”), or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, (with respect to the Time of Sale Disclosure Package, the Final Prospectus or any amendment or supplement thereto, any Issuer Free Writing Prospectus and any Marketing Materials, in light of the circumstances under which they were made), not misleading, (ii) in whole or in part, any inaccuracy in the representations and warranties of the Company contained herein, or (iii) in whole or in part, any failure of the Company to perform its obligations hereunder or under law, and will reimburse such Underwriter for any legal or other expenses reasonably incurred by it in connection with evaluating, investigating or defending against such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability or action arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, the Time of Sale Disclosure Package, the Final Prospectus, or any amendment or supplement thereto, any Issuer Free Writing Prospectus or any Marketing Materials, in reliance upon and in conformity with written information furnished to the Company through the Representative by or on behalf of any Underwriter specifically for use in the preparation thereof.

(b) Each Underwriter, severally and not jointly, will indemnify and hold harmless the Company, its affiliates, directors, officers and employees, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any losses, claims, damages or liabilities to which the Company may become subject, under the Securities Act or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of such Underwriter), insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Time of Sale Disclosure Package, the Final Prospectus, or any amendment or supplement thereto, any Issuer Free Writing Prospectus or any Marketing Materials, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, (with respect to the Time of Sale Disclosure Package, the Final Prospectus or any amendment or supplement thereto, any Issuer Free Writing Prospectus and any Marketing Materials, in light of the circumstances under which they were made), not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, the Time of Sale Disclosure Package, the Final Prospectus, or any amendment or supplement thereto, any Issuer Free Writing Prospectus or any Marketing Materials, in reliance upon and in conformity with written information furnished to the Company through the Representative by or on behalf of such Underwriter specifically for use in the preparation thereof, and will reimburse the Company for any legal or other expenses reasonably incurred by the Company in connection with defending against any such loss, claim, damage, liability or action.

(c) Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the failure to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to any indemnified party except to the extent such indemnifying party has been materially prejudiced by such failure. In case any such action shall be brought against any indemnified party, and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in, and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of the indemnifying party’s election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that if (i) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, (ii) a conflict or potential conflict exists (based on the reasonable advice of counsel to the indemnified party) between the indemnified party and the indemnifying party (in which case the indemnifying party will not have the right to direct the defense of such action on behalf of the indemnified party), or (iii) the indemnifying party has not in fact employed counsel reasonably satisfactory to the indemnified party to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, the indemnified party shall have the right to employ a single counsel to represent it in any claim in respect of which indemnity may be sought under subsection (a) or (b) of this Section 7, in which event the reasonable and documented fees and expenses of such separate counsel shall be borne by the indemnifying party or parties and reimbursed to the indemnified party as incurred.

The indemnifying party under this Section 7 shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party against any loss, claim, damage, liability or expense by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any indemnified party is a party or could be named and indemnity was or would be sought hereunder by such indemnified party, unless such settlement, compromise or consent (a) includes an unconditional release of such indemnified party from all liability for claims that are the subject matter of such action, suit or proceeding and (b) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d) If the indemnification provided for in this Section 7 is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Underwriters, on the other hand, from the Offering of the Shares or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, on the one hand, and the Underwriters, on the other hand, in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and the Underwriters, on the other hand, shall be deemed to be in the same proportion as the total net proceeds from the Offering (before deducting expenses) received by the Company, and the total underwriting discounts and commissions received by the Underwriters, in each case as set forth on the cover page of the Final Prospectus, bear to the aggregate offering price of the Shares set forth on such cover. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Underwriters and the parties’ relevant intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company and the Underwriters agree that it would not be just and equitable if contributions pursuant to this subsection (d) were to be determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the first sentence of this subsection (d). The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending against any action or claim that is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount of such Underwriter’s discounts and commissions actually received by the Underwriter from the Offering of the Shares. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(e) The obligations of the Company under this Section 7 shall be in addition to any liability that the Company may otherwise have and the benefits of such obligations shall extend, upon the same terms and conditions, to each person, if any, who controls any Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act; and the obligations of each Underwriter under this Section 7 shall be in addition to any liability that such Underwriter may otherwise have and the benefits of such obligations shall extend, upon the same terms and conditions, to the Company, and its officers, directors and each person who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act.

(f) For purposes of this Agreement, each Underwriter confirms, and the Company acknowledges, that there is no information concerning any Underwriter furnished in writing to the Company by such Underwriter specifically for preparation of or inclusion in the Registration Statement, the Time of Sale Disclosure Package, the Final Prospectus or any Permitted Issuer Free Writing Prospectus, other than the statements regarding such Underwriter set forth in the “Underwriting” section of the Final Prospectus and the Prospectus included in the Time of Sale Disclosure Package, only insofar as such statements relate to the amount of selling concession and related activities that may be undertaken by the Underwriters.

8. Representations and Agreements to Survive Delivery. All representations, warranties, and agreements of the Company herein or in certificates delivered pursuant hereto including, but not limited to, the agreements of the Underwriters and the Company contained in Section 7 hereof, shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Underwriter or any controlling person thereof, or the Company or any of its officers, directors, or controlling persons, and shall survive delivery of, and payment for, the Shares hereunder.

9. Termination of this Agreement.

(a) The Representative shall have the right to terminate this Agreement by giving notice to the Company as hereinafter specified at any time at or prior to the Closing Date, if (i) trading in the Company’s Common Stock shall have been suspended by the Commission or the Nasdaq Global Select Market or trading in securities generally on the Nasdaq Global Market, New York Stock Exchange or NYSE Amex shall have been suspended, (ii) minimum or maximum prices for trading shall have been fixed, or maximum ranges for prices for securities shall have been required, on the Nasdaq Global Market, New York Stock Exchange or NYSE

Amex, by such exchange or by order of the Commission or any other governmental authority having jurisdiction, (iii) a banking moratorium shall have been declared by federal or New York state authorities, (iv) there shall have occurred any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration by the United States of a national emergency or war, any substantial change in financial markets, any substantial change or development involving a prospective substantial change in United States or international political, financial or economic conditions or any other calamity or crisis, or (v) the Company suffers any loss by strike, fire, flood, earthquake, accident or other calamity, whether or not covered by insurance, the effect of which, in each case described in this subsection (a), in the Representative’s reasonable judgment is material and adverse and makes it impractical or inadvisable to proceed with the completion of the sale of and payment for the Shares. Any such termination shall be without liability of any party to any other party except that the provisions of Section 7 hereof shall at all times be effective and shall survive such termination.

(b) If the Representative elects to terminate this Agreement as provided in this Section, the Company shall be notified promptly by the Representative by telephone, confirmed by letter.

10. Notices. Except as otherwise provided herein, all communications hereunder shall be in writing and, if to the Underwriters, shall be mailed or delivered to Roth Capital Partners, LLC, 888 San Clemente Drive, Newport Beach, CA, Attention: Managing Director, with a copy to Goodwin Procter LLP, 620 Eighth Ave., New York NY 10018, Attention: Michael D. Maline, Esq., telecopy number: (212) 355-3333; and if to the Company, shall be mailed or delivered to it at Amerigon Incorporated, 21680 Haggerty Road, Ste. 101, Northville, MI 48167, Attention: Daniel R. Coker, with a copy to Honigman Miller Schwartz and Cohn LLP, 660 Woodward Avenue, Detroit, MI 48226, Attention: Kenneth J. Phillips, Esq.; or in each case to such other address as the person to be notified may have requested in writing. Any party to this Agreement may change such address for notices by sending to the parties to this Agreement written notice of a new address for such purpose.

11. Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns and the controlling persons, officers and directors referred to in Section 7. Nothing in this Agreement is intended or shall be construed to give to any other person, firm or corporation any legal or equitable remedy or claim under or in respect of this Agreement or any provision herein contained. The term “successors and assigns” as herein used shall not include any purchaser, as such purchaser, of any of the Shares from the Underwriters.

12. Absence of Fiduciary Relationship. The Company acknowledges and agrees that: (a) each Underwriter has been retained solely to act as underwriter in connection with the sale of the Shares and that no fiduciary, advisory or agency relationship between the Company and any Underwriter has been created in respect of any of the transactions contemplated by this Agreement, irrespective of whether any Underwriter has advised or is advising the Company on other matters; (b) the price and other terms of the Shares set forth in this Agreement were established by the Company following discussions and arms-length negotiations with the Underwriters and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement; (c) it has been advised that the Underwriters and their affiliates are engaged in a broad range of transactions that may involve interests that differ from those of the Company and that no Underwriter has any obligation to disclose such interest and transactions to the Company by virtue of any fiduciary, advisory or agency relationship; (d) it has been advised that each Underwriter is acting, in respect of the transactions contemplated by this Agreement, solely for the benefit of such Underwriter, and not on behalf of the Company.

13. No Limitations. Nothing in this Agreement shall be construed to limit the ability of any Underwriter or its affiliates to (a) trade in the Company’s or any other company’s securities or publish research on the Company or any other company, subject to applicable law, or (b) pursue or engage in investment banking, financial advisory or other business relationships with entities that may be engaged in or contemplate engaging in, or acquiring or disposing of, businesses that are similar to or competitive with the business of the Company.

14. Amendments and Waivers. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver be deemed or constitute a continuing waiver unless otherwise expressly provided.

15. Partial Unenforceability. The invalidity or unenforceability of any section, paragraph, clause or provision of this Agreement shall not affect the validity or enforceability of any other section, paragraph, clause or provision.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

17. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission and electronic mail attaching a portable document file (.pdf)) in one or more counterparts and, if executed and delivered in more than one counterpart, the executed counterparts shall each be deemed to be an original and all such counterparts shall together constitute one and the same instrument.

Please sign and return to the Company the enclosed duplicates of this letter whereupon this letter will become a binding agreement between the Company and the Underwriters in accordance with its terms.

Very truly yours,

AMERIGON INCORPORATED

By:	/s/ Daniel R. Coker
Name:	Daniel R. Coker
Title:	President and Chief Executive Officer

Confirmed as of the date first above-

mentioned by the Representative, acting on

its own behalf and as Representative of the

several Underwriters referred to in the

foregoing agreement.

ROTH CAPITAL PARTNERS, LLC

By:	/s/ Aaron M. Gurewitz

Name:	Aaron M. Gurewitz
Title:	Head of Equity Capital Markets

[Signature page to Underwriting Agreement]

SCHEDULE I

Schedule of Underwriters

Underwriter	Number of Underwritten Shares to be Purchased
Roth Capital Partners, LLC	3,831,800
Craig-Hallum Capital Group LLC	768,200

Total	4,600,000

SCHEDULE II

Issuer Free Writing Prospectus

None.

SCHEDULE III

Issuer:	Amerigon Incorporated

Symbol:	ARGN

Security:	Common stock, no par value

Size:	4,600,000 shares of common stock

Over-allotment option:	690,000 additional shares of common stock

Public offering price:	$15.25 per share

Underwriting discounts and commissions:	$0.915 per share

Net proceeds (excluding the over-allotment):	$65,656,000 (after deducting the underwriter’s discounts and commissions and estimated offering expenses payable by the Company)

Trade date:	March 20, 2012

Settlement date:	March 23, 2012

Underwriters:	Roth Capital Partners, LLC, Craig-Hallum Capital Group LLC

SCHEDULE IV

COMPANY OPINION

313-465-7000 Fax: 313-465-8000

March [    ], 2012

Roth Capital Partners, LLC

      As the Representative of the several Underwriters named in

      Schedule I to the Underwriting Agreement referred to below

c/o Roth Capital Partners, LLC

888 San Clemente Drive

Newport Beach, CA

Re:     Amerigon Incorporated

Ladies and Gentlemen:

We have acted as counsel to Amerigon Incorporated, a Michigan corporation (the “Company”), in connection with the public offering of up to [            ] shares (the “Shares”) of the Company’s common stock, no par value (the “Common Stock”), pursuant to the Company’s prospectus, dated September 28, 2011 (the “Base Prospectus”), included in the Company’s Registration Statement on Form S-3 (File No. 333-176887) which became effective on September 28, 2011 (the “Registration Statement”), as supplemented by the prospectus supplement, dated March [    ], 2012 and filed with the Securities and Exchange Commission (the “Commission”) on March [    ], 2012 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). This opinion letter is provided to you at the request of the Company pursuant to Section 6(e) of the Underwriting Agreement, dated March [    ], 2012 (the “Underwriting Agreement”), by and between the Company and Roth Capital Partners, LLC (the “Underwriter”), as the Representative of the several Underwriters named in Schedule I thereto (collectively, with the Underwriter, the “Underwriters”). Except as otherwise indicated, capitalized terms used in this opinion letter are defined as set forth in the Underwriting Agreement.

In so acting, we have examined the Underwriting Agreement, the Registration Statement, the Prospectus and the Company’s Articles of Incorporation (the “Articles”) and By-Laws (the “Bylaws” and, together with the Articles, the “Organizational Documents”), and we have considered such matters of law and fact, and relied upon such certificates and other information furnished to us, as we have deemed appropriate as a basis for our opinions set forth below. As to matters involving the facts relevant to the opinions expressed in this opinion letter, we have relied solely, without independent investigation or verification, upon (i) the representations and warranties made in the Underwriting Agreement, (ii) certificates of officers of the Company, (iii) and the written or oral advice of public officials.

The law covered by the opinions expressed in this opinion letter is limited to (i) the Law (as defined in paragraph A below) of the State of Michigan, the Delaware Limited Liability Company Act and the federal Law of the United States, as applicable, and (ii) exclusively for

2290 First National Building · 660 Woodward Avenue · Detroit, Michigan 48226-3506

Detroit · Lansing · Oakland County · Ann Arbor · Kalamazoo

Roth Capital Partners, LLC

March [    ], 2012

paragraphs 3(a)(ii), 3(d) and 7 below, as applicable, the Law of the State of New York, in each case in effect on the date of this opinion letter, and we do not express any opinion concerning any other laws. We are not admitted to practice in the State of Delaware and, with respect to the opinions set forth below, insofar as they relate to any Delaware law, with your permission, we (i) have limited our review to standard compilations available to us of the Delaware Limited Liability Company Act, which we have assumed to be accurate and complete, and (ii) have not reviewed case law.

Based upon and subject to the foregoing, and subject to the exceptions and limitations set forth in this opinion letter, it is our opinion that:

1. The Company is (a) duly incorporated and validly existing under the Laws of the State of Michigan and (b) in good standing to transact business in such State. The Company has the requisite corporate power and authority to execute and deliver, and to perform its obligations under, the Underwriting Agreement, including, without limitation, the issuance of the Shares in accordance with the terms thereof, and to conduct its business as described in the Prospectus. Execution, delivery and performance of the Underwriting Agreement by the Company have been duly authorized by all necessary corporate action on behalf of the Company.

2. The Underwriting Agreement has been duly executed and delivered by the Company.

3. The Company’s execution and delivery of the Underwriting Agreement and its performance of the Underwriting Agreement, as of the date of this opinion letter, (a) do not violate (i) the Company’s Organizational Documents, or (ii) any Law which, to our Actual Knowledge (as to factual matters only), is applicable to the Company, (b) do not constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any existing obligation of the Company under any agreement or instrument filed as an exhibit to the Registration Statement or the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 or Current Reports on Form 8-K filed since January 1, 2012 (the “Material Contracts”); provided, however, that we express no opinion (i) as to whether the execution, delivery or performance of the Underwriting Agreement will constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of any person or entity, or (ii) with respect to any matter which requires mathematical calculation or any financial or accounting determination, (c) do not result in any mortgage, lien, security interest or other encumbrance being created or imposed upon any property or asset of the Company pursuant to any Material Contract, or (d) to our Actual Knowledge, based solely on a certificate of officers of the Company, do not result in a breach of or violate any existing obligation of the Company under any injunction, order or judgment of any Michigan, New York or federal court or governmental authority that names and is binding on the Company.

2290 First National Building · 660 Woodward Avenue · Detroit, Michigan 48226-3506

Detroit · Lansing · Oakland County · Ann Arbor · Kalamazoo

Roth Capital Partners, LLC

March [    ], 2012

4. The Shares, upon issuance, delivery and payment therefor in accordance with the terms of the Underwriting Agreement, the Organizational Documents, the Registration Statement and the Prospectus, are or will be, as applicable, duly authorized, validly issued, fully paid, nonassessable, and not subject to statutory preemptive rights under the Michigan Business Corporation Act or contractual preemptive rights of any holder thereof under any Material Contract or Organizational Document, assuming the Company has complied and will continue to comply with the rights of holders of the Company’s Series C Convertible Preferred Stock to purchase a portion of any newly issued Common Stock pursuant to the Securities Purchase Agreement dated as of March 30, 2011 by and among the Company and the investors listed on the Schedule of Buyers attached thereto.

5. The Registration Statement has become effective under the Securities Act of 1933, as amended (the “Securities Act”). To our Actual Knowledge, any required filing of the Prospectus pursuant to Rule 424(b) under the Securities Act has been or is expected to be made in the manner and within the time period required by Rule 424(b). To our Actual Knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued, and no proceedings for that purpose have been instituted or are pending or threatened by, the Commission.

6. The Registration Statement, as of its effective date, and the Prospectus, as of its date, appear on their face to comply as to form in all material respects with the applicable requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder, except that in each case we express no opinion with respect to the financial statements, including the notes thereto, or related schedules, or other financial, accounting, statistical or tax data or information contained or incorporated by reference in the Registration Statement or the Prospectus.

7. As of the date of this opinion letter, no consent, approval, order or authorization of, or filing with, any Michigan, New York, Delaware or federal governmental authority is required to be obtained or made by the Company for the valid execution, delivery and performance of the Underwriting Agreement by the Company or for the issuance and sale of the Shares in accordance with the Underwriting Agreement, except for (i) such as have been obtained, rendered or complied with, as the case may be, (ii) such as may be required under applicable state securities or blue sky laws, or the rules and regulations of the Financial Industry Regulatory Authority, in connection with the consummation of the transactions contemplated by the Underwriting Agreement, and (iii) the filing of certain Form 8-Ks pursuant to the Securities Exchange Act of 1934, as amended, related to the Underwriting Agreement and the transactions contemplated by the Underwriting Agreement.

8. Based solely on a certificate of officers of the Company, and without any independent investigation or verification, the Company is not, and after giving effect to the sale of the Shares and the use of the proceeds therefrom as set forth in the Registration Statement and the Prospectus, will not be required to register as, an “investment company” (as such term is defined in the Investment Company Act of 1940, as amended).

2290 First National Building · 660 Woodward Avenue · Detroit, Michigan 48226-3506

Detroit · Lansing · Oakland County · Ann Arbor · Kalamazoo

Roth Capital Partners, LLC

March [    ], 2012

9. To our Actual Knowledge, based solely on a certificate of officers of the Company, and without any independent investigation or verification, we hereby confirm to you that there is no action or proceeding against the Company pending or overtly threatened in writing before any court or governmental or regulatory agency of a character required to be disclosed in the Registration Statement or the Prospectus Supplement that is not disclosed or incorporated by reference in the Registration Statement or the Prospectus Supplement as required by the Securities Act and the applicable rules and regulations of the Commission thereunder.

10. The statements in the Prospectus Supplement under the heading “Description of the Securities We are Offering,” in the Base Prospectus under the heading “Description of Capital Stock,” and in the Registration Statement Part II, Item 15, insofar as such statements summarize legal matters or documents discussed therein, fairly present, in all material respects, such legal matters or documents. The authorized capital stock of the Company was as set forth in the Prospectus under the caption “Description of Capital Stock” as of the date set forth therein.

11. To our Actual Knowledge, based solely on a certificate of officers of the Company, except as set forth in the Prospectus, the Company is not a party to any written agreement granting holders of securities of the Company rights to require the registration of resales of such securities under the Securities Act.

The foregoing opinions are subject to the following (in addition to the qualifications and other limitations set forth above):

A. For purposes of this opinion letter, “Law” means the statutes, and, other than with respect to Delaware laws, the judicial and administrative decisions, and the rules and regulations of the governmental agencies of the applicable jurisdiction, but excluding the statutes and ordinances, the administrative decisions, and the rules and regulations of counties, towns, municipalities, and special political subdivisions (whether created or enabled through legislative action at the Federal, state or regional level), and judicial decisions to the extent that they deal with any of the foregoing.

B. We express no opinion as to whether courts of any jurisdiction would enforce a waiver of objection to jurisdiction or venue or an objection based on forum non conveniens or any other provisions relating to the operations of courts, court rules, service of process, witnesses at a trial, discovery, rules of evidence or the conduct of litigation in such court.

C. We have only considered the applicability of Laws that a lawyer in the State of Michigan exercising customary professional diligence would reasonably recognize as being directly applicable to the Company and the transactions described in the Underwriting Agreement. We disclaim any opinion with respect to specialized laws that are not customarily

2290 First National Building · 660 Woodward Avenue · Detroit, Michigan 48226-3506

Detroit · Lansing · Oakland County · Ann Arbor · Kalamazoo

Roth Capital Partners, LLC

March [    ], 2012

covered in opinion letters of this kind, such as tax, insolvency, bankruptcy, antitrust, pension, employee benefit, environmental, intellectual property, bank regulatory, usury, insurance, labor, and health and safety laws, and the effects of such specialized laws.

D. Our “Actual Knowledge” or a phrase having similar wording means the conscious awareness of facts or other information by Kenneth J. Phillips, Kenton M. Bednarz and Philip Desai (the “Designated Attorneys”). Except as described in this opinion letter, the Designated Attorneys have not undertaken any investigation or made inquiry of other attorneys or employees of Honigman Miller Schwartz and Cohn LLP to determine the existence or absence of such facts

E. The compliance with law of the execution, delivery and performance of the Underwriting Agreement are subject to established and evolving principles of equity, commercial reasonableness and conscionability, and to the limitations imposed by applicable law on (i) the enforceability of purported waivers of rights and defenses, (ii) the granting of rights, remedies, covenants or security in excess of those available under applicable law, and (iii) the exercise and availability of remedies and defenses generally, including the availability or non availability of the remedy of specific performance.

F. We express no opinion as to the enforceability of the Underwriting Agreement, including (i) any indemnification provisions or any provisions exculpating the Underwriters or any of its representatives from any liability, in each case insofar as such provisions might require indemnification or exculpation with respect to any violations of securities laws or relating to any litigation by any party determined adversely to any party other than the Company or (ii) the enforceability of any provision exculpating the Underwriters or any of its representatives relating to any loss, cost or expense arising out of any violation by any party other than the Company of any of that party’s duties, the Underwriting Agreement, general principles of equity or public policy.

G. In rendering this opinion, we have assumed: (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to originals of all documents submitted to us as copies, (iii) the accuracy, completeness and authenticity of certificates of public officials, (iv) the due authorization, execution and delivery of all documents (except the due authorization, execution and delivery by the Company of the Underwriting Agreement), where authorization, execution and delivery are prerequisites to the effectiveness of such documents, and (v) the genuineness and authenticity of all signatures on original documents. We have also assumed: (i) that all individuals executing and delivering documents had the legal capacity to so execute and deliver, (ii) that the Underwriting Agreement is an obligation binding upon and enforceable against the parties thereto other than the Company, (iii) the parties to the Underwriting Agreement other than the Company are and will be in compliance with all laws, rules and regulations relevant to the performance of their obligations under the Underwriting Agreement and enforcement of their rights with respect thereto, and (iv) that there are no extrinsic agreements or understandings among the parties to the Underwriting Agreement that would modify or interpret the terms of any documents or the respective rights or obligations of the parties thereunder.

2290 First National Building · 660 Woodward Avenue · Detroit, Michigan 48226-3506

Detroit · Lansing · Oakland County · Ann Arbor · Kalamazoo

Roth Capital Partners, LLC

March [    ], 2012

In addition, in the course of acting as counsel for the Company in connection with the preparation of the Registration Statement and the Prospectus, we have participated in conferences with officers and other representatives of the Company, representatives of and counsel for the Underwriter and representatives of the registered independent public accounting firm of the Company, during which the contents of the Registration Statement and the Prospectus were discussed. The limitations inherent in the independent verification of factual matters and the character of determinations involved in the registration process are such that we are not passing upon and do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement or the Prospectus. Subject to the foregoing and based on such participation and discussions, no facts have come to our attention that have caused us to believe that (1) the Registration Statement as of its effective date contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (2) the Time of Sale Disclosure Package as of the Time of Sale, contained any untrue statement of a material fact or omitted or omits to state a material fact necessary, in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (3) the Prospectus as of its date or as of the date hereof, contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. However, we express no opinion or belief as to the financial statements, including the notes thereto, or related schedules, or other financial, accounting, statistical or tax data or information contained or incorporated by reference in the Registration Statement or the Prospectus.

This opinion letter may be relied upon by you only in connection with the transactions described in the Underwriting Agreement. This opinion letter may not be used or relied upon by any other person or for any other purpose whatsoever without, in each instance, our prior written consent.

This opinion letter speaks only as of its date. We do not undertake any obligation to advise you or any other party of changes of law or fact that occur after the date of this opinion letter — even though the change may affect the legal analysis, a legal conclusion or an information confirmation in this opinion letter.

Very truly yours,

HONIGMAN MILLER SCHWARTZ AND COHN LLP

KJP/KWB/REW/RZK/MSB

2290 First National Building · 660 Woodward Avenue · Detroit, Michigan 48226-3506

Detroit · Lansing · Oakland County · Ann Arbor · Kalamazoo

SCHEDULE V

Individuals Subject to Lockups

Francois J. Castaing

John M. Devine

Maurice E.P. Gunderson

Oscar B. Marx, III

Carlos Mazzorin

James J. Paulsen

Daniel R. Coker

Lon E. Bell, Ph.D.

James L. Mertes

Daniel J. Pace

Barry G. Steele

Stephen C. Davis

EXHIBIT A

Form Lock-up Agreement

March     , 2012

Roth Capital Partners, LLC

888 San Clemente Drive

Newport Beach, California 92660

Ladies and Gentlemen:

The undersigned understands that Roth Capital Partners, LLC (“Roth”) proposes to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Amerigon Incorporated, a Michigan corporation (the “Company”) providing for the public offering (the “Public Offering”) by Roth of shares of the Company’s common stock, no par value (the “Common Stock”).

To induce Roth to continue its efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of Roth, it will not, during the period commencing on the date hereof and ending 90 days after the date of the final prospectus supplement relating to the Public Offering (the “Prospectus”) (the “Lock-Up Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (a) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Public Offering, provided that no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) shall be required or shall be voluntarily made in connection with subsequent sales of Common Stock or other securities acquired in such open market transactions, (b) transfers of shares of Common Stock or any security convertible into Common Stock as a bona fide gift, by will or intestacy or to a family member or trust for the benefit of a family member; provided that in the case of any transfer or distribution pursuant to clause (b), (i) each donee or distributee shall sign and deliver a lock-up letter substantially in the form of this letter and (ii) if the undersigned is required to file a report under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock during the Lock-Up Period, the undersigned shall include a statement in such report to the effect that such transfer is being made as a gift, by will or intestate succession, as applicable, or (c) forfeitures of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock to satisfy tax withholding obligations of the undersigned in connection with the vesting of restricted stock pursuant to the Company’s stock incentive plans, which forfeitures may require the undersigned to file a report under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock during the Lock-Up Period. In addition, the undersigned agrees that, without the prior written consent of Roth, it will not, during the period commencing on the date hereof and ending 90 days after the date of the Prospectus, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock except in compliance with the foregoing restrictions.

If (i) the Company issues an earnings release or material news, or a material event relating to the Company occurs, during the last 17 days of the Lock-Up Period, or (ii) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Lock-Up Period, the restrictions imposed by this agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless Roth waives such extension; provided, however, that this sentence shall not apply if (A) the Company meets the applicable requirements of Rule 139(a)(1) under the Securities Act in the manner contemplated by NASD Conduct Rule 2711(f)(4) (B) the Company’s securities are “actively traded” as defined in Rule 101(c)(1) of Regulation M of the Exchange Act and (C) the provisions of NASD Conduct Rule 2711(f)(4) do not restrict the publication or distribution, by Roth, of any research reports relating to the Company during the 15 days before or after the last day of the Lock-up Period (before giving effect to such extension).

No provision in this agreement shall be deemed to restrict or prohibit the exercise or exchange by the undersigned of any option or warrant to acquire shares of Common Stock, or securities exchangeable or exercisable for or convertible into Common Stock, provided that the undersigned does not transfer the Common Stock acquired on such exercise or exchange during the Lock-Up Period, unless otherwise permitted pursuant to the terms of this agreement. In addition, no provision herein shall be deemed to restrict or prohibit the entry into or modification of a written plan meeting the requirements of Rule 10b5-1 under the Exchange Act at any time (other than the entry into or modification of such a plan in such a manner as to cause the sale of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock within the Lock-Up Period).

The undersigned understands that the Company and Roth are relying upon this agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

The undersigned understands that, if (i) the Underwriting Agreement is not executed by April 30, 2012, (ii) the Company notifies Roth in writing that it does not intend to proceed with the Public Offering or (iii) the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Common Stock to be sold thereunder, the undersigned shall be released from all obligations under this letter agreement.

Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and Roth.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

(Name)

(Address)